EXHIBIT 23.3

Consent of Independent Auditor
We consent to the incorporation by reference in this Registration Statement on Form S-8 of US BioEnergy Corporation of our report dated January 6, 2005 relating to our audit of the statements of operations, changes in members’ equity and cash flows of Superior Corn Products, LLC, which was subsequently renamed US Bio Woodbury, CCL, for the period from January 15, 2005 (date of organization) to September 30, 2004, appearing in the Prospectus, on Form 424(B) of US BioEnergy Corporation.
Christianson & Associates, PLLP
Willmar, Minnesota
December 14, 2006